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                                                                    Exhibit 5.1


                                LAW OFFICES OF

                          DICKIE, McCAMEY & CHILCOTE
                          A Professional Corporation

                           Two PPG Place, Suite 400
                           Pittsburgh, Pennsylvania
                                  15222-5402

                 Tel. 412/281-7272           Fax 412/392-5367



                                           December 15, 1997


Koppers Industries, Inc.
436 Seventh Avenue
Pittsburgh, PA 15219

Gentlemen:

     We have acted as counsel for Koppers Industries, Inc., a Pennsylvania corporation (the "Company"), with respect to the preparation of a Prospectus and related Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an aggregate of 175,000 shares of the Company's Common Stock (the "Common Stock") pursuant to the Company's Stock Redemption and Purchase Plan (the "Plan").

     In connection with our representation, we have examined: (a) the Registration Statement; (b) the Articles of Incorporation and By-laws of the Company, as amended to date; (c) the Plan; and (d) such other minutes of corporate proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing under the laws of the Commonwealth of Pennsylvania.

     2. The shares of Common Stock offered by the Company as contemplated in the Registration Statement are validly issued, fully paid and nonassessable.

     We are admitted to the Bar of the Commonwealth of Pennsylvania and we express no opinion herein as to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

     We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. This opinion letter is rendered solely for your benefit in connection with the transactions described above. This opinion letter may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a
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Koppers Industries, Inc.
December 15, 1997
Page 2


governmental agency or otherwise referred to without our prior written consent. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinion or opinions should be inferred beyond the matters expressly stated.


     We consent to the use of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,


                                         DICKIE, McCAMEY & CHILCOTE, P.C.


                                          /s/ Dickie, McCamey & Chilcote, P.C.
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